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Exhibit 99.1

Contacts:   Shareholders'/Analysts' Inquiries:        Media Inquiries:
            Marshall Croom    336-658-4022            Brian Peace
            Carson Anderson   336-658-4385            336-658-4170


              LOWE'S COMPANIES, INC. COMPLETES MERGER
                WITH EAGLE HARDWARE & GARDEN, INC.

North Wilkesboro, N.C., April 2, 1999 -- Lowe's Companies, Inc. (NYSE:
LOW), the nation's second largest home improvement retailer, announced today the completion of its merger with Eagle Hardware & Garden, Inc. As a result of the merger, Lowe's now operates 525 stores in 37 states.

"Our partnership with Eagle combines two companies that place unrivalled emphasis on customer service, quality product offerings, employee development and overall company growth," commented Robert L. Tillman, Lowe's chairman and CEO. "We are excited about the completion of the merger and welcome the Eagle employees to our expanding base of over 70,000 employees."

The merger was first announced on November 22, 1998 when Lowe's and Eagle entered into a definitive agreement under which Lowe's would acquire Eagle in a stock-for-stock merger transaction. The acquisition is being effected through the exchange of approximately 21.8 million shares of Lowe's common stock for all of the outstanding shares of Eagle common stock (or 0.64 shares of Lowe's stock for each share of Eagle stock).

"The industry continues to see ongoing consolidation," emphasized David
J. Heerensperger, Eagle's chairman. "The merger of Lowe's and Eagle forms a powerful national chain of home improvement stores focused on providing our customers a broad selection of merchandise and exceptional customer service."

Richard T. Takata, president and CEO of Eagle said, "On behalf of over 7,000 Eagle employees, we view this merger as an opportunity to unite with the second largest player in the industry whose expansion plans and prior accomplishments suggest good fortune for the combined company. In my new role, I look forward to working closely with Bob Tillman as we continue to build upon the successes of both Lowe's and Eagle."

Merger related charges associated with the acquisition, including fees and expenses, are currently expected to be in the range of $20 - $25 million and will be recorded in the company's first quarter. On a diluted earnings per share basis, this one-time charge will reduce first quarter earnings per share by approximately $0.04 to $0.05.

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This news release contains, among other things, certain forward-looking statements regarding the combined company following the merger, including statements relating to accretion to reported earnings that may be realized from the merger, and enhanced store expansion plans in the Western region. Such forward-looking statements involve certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) expected cost savings from the merger may not be fully realized; (2) real estate for the combined company's store expansion plans in the Western region may not be available as anticipated, and development of new stores may encounter regulatory obstacles; (3) earnings following the merger may be lower than expected; (4) competitive pressure among home improvement warehouse chains may increase more than anticipated; (5) costs or difficulties related to the integration of the business of Eagle into Lowe's may be greater than expected; and (6) general economic or business conditions, either nationally or in the Western states where Eagle does business, may be less favorable than expected, resulting in, among other things, reduced demand for the combined company's products and services.

Lowe's Companies, Inc. serves over four million do-it-yourself retail and commercial business customers weekly through 525 stores in 37 states. Headquartered in North Wilkesboro, N.C., the 53-year old company employs over 75,000 people. More information on the company is available on Lowe's web site at www.lowes.com.